Exhibit 99.1

CytomX Therapeutics Announces Second Quarter 2019 Financial Results
and Provides Business Update

-Company to Host a Conference Call Today, August 7, 2019, at 5:00 p.m. ET / 2:00 p.m. PT-

SOUTH SAN FRANCISCO, CA, August 7, 2019– CytomX Therapeutics, Inc. (Nasdaq: CTMX), a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody™ therapeutic technology platform, today reported second quarter 2019 financial results.

As of June 30, 2019, CytomX had cash, cash equivalents and short-term investments of $349.1 million.

“CytomX continues to make progress across its pipeline. Highlights of the second quarter included additional presentations of clinical data for our lead, wholly owned assets, CX-072 and CX-2009, which further demonstrated the potential of these two novel anti-cancer agents,” said Sean McCarthy, D.Phil., president, chief executive officer and chairman of CytomX Therapeutics. “Our clinical work to date with our lead programs provides validation for our unique approach to targeting antibody therapies to the tumor microenvironment and, accordingly, the discovery and development of new and differentiated treatments for cancer patients.”

Business Highlights and Recent Developments

PROCLAIM-CX-072 (PD-L1 Probody Therapeutic) Clinical Program

•	CX-072 is a wholly owned Probody therapeutic targeting PD-L1, a clinically and commercially validated anti-cancer target.
•

CytomX presented updated clinical data from monotherapy expansion cohorts (Part D) of the PROCLAIM-CX-072 Phase 1/2 study, evaluating the safety and efficacy of CX-072 in multiple tumor types at 10 mg/kg at the 2019 Annual Society of Clinical Oncology (ASCO) Annual Meeting. These data demonstrated a favorable safety profile and evidence of anti-cancer activity in certain patients with triple negative breast cancer, anal squamous cell carcinoma, cutaneous squamous cell carcinoma and undifferentiated pleomorphic sarcoma.

•

David Page, M.D., Medical Oncologist, Providence Cancer Center presented clinical data from PROCLAIM-CX-072 monotherapy and in combination with ipilimumab (YERVOY®) as part of a Poster Discussion Session at the 2019 ASCO Annual Meeting.

PROCLAIM-CX-2009 (CD166 Probody Drug Conjugate) Clinical Program

•	CX-2009 is a wholly owned, first in class Probody drug conjugate (PDC) targeting CD166, a novel antigen that is broadly and highly expressed in many types of cancer.

•

CytomX reported preliminary data from the dose-escalation phase (Part A and A2) of the ongoing PROCLAIM-CX-2009 Phase 1/2 study, evaluating the safety and antitumor activity of CX-2009 in seven selected tumor types, at the 2019 American Association for Cancer Research (AACR) Annual Meeting. CX-2009 was generally well tolerated. Single agent anti-cancer activity was observed in certain patients with breast cancer, ovarian cancer and head and neck cancer.

CX-2029 (CD71 Probody Drug Conjugate) Clinical Program

•	CX-2029 is a first in class PDC targeting CD71, the Transferrin Receptor, a highly efficient cellular mechanism for the internalization of antibody drug conjugates in preclinical models.
•	CD71 is widely expressed on normal tissues and therefore is considered to be an undruggable clinical target for conventional antibody drug conjugate technology.
•	CytomX discovered and is developing CX-2029 in collaboration with AbbVie to potentially turn CD71 into a druggable target.
•	CytomX continues to enroll patients in the PROCLAIM-CX-2029 Phase 1/2 study evaluating CX-2029 as monotherapy in patients with solid tumors or lymphomas.

BMS-986249 (CTLA-4 Probody Therapeutic) Clinical Program

•

Bristol-Myers Squibb (BMS) continues enrollment in a Phase 1/2 dose escalation clinical study evaluating BMS-986249 alone and in combination with OPDIVO® (nivolumab) in solid tumors that are advanced and have spread.

•	BMS is preparing to initiate the Phase 2 portion of this clinical trial, upon which CytomX is entitled to a $10 million milestone payment.

AbbVie Second Target Selection Under Strategic Oncology Collaboration

•

In July 2019, CytomX announced its partner AbbVie selected a second target under the companies’ 2016 Discovery Collaboration and Licensing Agreement to discover and develop Probody drug conjugates. The target selection triggered a $10 million payment to CytomX.

Second Quarter 2019 Financial Results

Cash, cash equivalents and short-term investments totaled $349.1 million as of June 30, 2019, compared to $436.1 million as of December 31, 2018.  The decrease of $87.0 million for the six months ended June 30, 2019 included certain infrequent payments such as $5.0 million for the acquisition from an Astellas subsidiary of technical know-how related to drug conjugate linker-toxin and CD3-based bispecific antibody technology in the first quarter, a $13.7 million federal tax payment for the 2018 tax return filing in the second quarter and approximately $4.7 million related to the UCSB license agreement, also in the second quarter.

Revenue was $9.0 million for the three months ended June 30, 2019, compared to $21.3 million for the three months ended June 30, 2018.  The decrease in revenue of $12.3 million for the three months ended June 30, 2019 compared to the corresponding period in 2018 was primarily due to the $21.0 million milestone payment (net of the associated sublicense fee of $4.0 million) earned in May 2018 under the CD71 Agreement with AbbVie, of which $9.9 million was recognized in the second quarter of 2018 reflecting the percentage completed-to-date of the project related to this milestone.

Research and development expenses increased $5.3 million during the three months ended June 30, 2019 compared to the corresponding period in 2018. The increase was attributable to  $3.4 million in license fees and maintenance fees related to an amendment to the UCSB Licensing Agreement (which included the issuance of 150,000 shares of Company common stock valued at $1.6 million, an upfront payment of $1.0 million and an additional annual maintenance fee of $0.8 million), an increase of $0.8 million sublicense expense pertaining to the $10.0 million milestone payment earned upon the AbbVie selection of the second target in the second quarter of 2019 under the Amended and Restated Discovery Collaboration and License Agreement, an increase of $2.4 million in personnel-related expenses due to an increase in headcount, an increase of $0.5 million in clinical related expenses resulting from increased clinical trial activities and an increase of $0.7 million in the allocation of information technology and facilities related expenses resulting from an increase in headcount, partially offset by a decrease of $2.3 million in laboratory contracts and services as a result of timing of manufacturing activities.

General and administrative expenses increased by $0.4 million during the three months ended June 30, 2019 compared to the corresponding period in 2018. The increase was attributable to an increase of $1.0 million in personnel-related expenses due to an increase in headcount, an increase of $0.3 million for dues and subscriptions primarily related to software and other IT services and an increase of $0.2 million in professional service expenses, partially offset by a decrease of $0.5 million in consulting and contract services and a decrease of $0.7 million through increased expense allocation of information technology and facilities-related expenses to research and development due to an increase in research and development headcount.

Teleconference Scheduled Today at 5:00 p.m. ET

Conference Call/Webcast Information

CytomX management will host a conference call today at 5:00 p.m. ET.  Interested parties may access the live audio webcast of the teleconference through the “Investor & News” section of CytomX's website at http://ir.cytomx.com or by dialing 1-877-809-6037 (U.S. and Canada) or 1-615-247-0221 (International) and using the passcode 7785617. An archive of the webcast will be available on the CytomX website from August 7, 2019, until August 21, 2019.

About CytomX Therapeutics

CytomX Therapeutics is a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody™

therapeutic technology platform. Probody therapeutics are designed to exploit unique conditions of the tumor microenvironment to more effectively localize antibody binding and activity while minimizing activity in healthy tissues. CytomX and its partners have four programs in the clinic.  The Company’s clinical stage pipeline includes cancer immunotherapies against clinically validated targets, including a PD-L1-targeting Probody therapeutic wholly owned by CytomX (CX-072) and a CTLA-4-targeting Probody therapeutic partnered with Bristol Myers Squibb (BMS-986249). The CytomX clinical stage pipeline also includes first-in-class Probody drug conjugates against highly attractive targets, including a CD166-targeting Probody drug conjugate wholly owned by CytomX (CX-2009), and a CD71-targeting Probody drug conjugate partnered with AbbVie (CX-2029). CD166 and CD71 are among cancer targets that are considered to be inaccessible to conventional antibody drug conjugates due to their presence on many healthy tissues. In addition to its wholly owned programs, CytomX has strategic collaborations with AbbVie, Amgen, Bristol-Myers Squibb Company and ImmunoGen, Inc. For more information, visit www.cytomx.com.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. In particular, clinical and preclinical data referenced above for CX-072 and CX-2009, including data on efficacy and safety, is based on a limited dataset, including for the clinical data, a limited number of patients and at specific doses and, in some cases, specific cancer types. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy of CytomX’s or any of its collaborative partners’ product candidates, administered separately or in combination, the potential benefits or applications of CytomX’s Probody platform technology, CytomX’s ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing clinical trials of CX-072 and CX-2009,  and the timing of any future clinical trials to be initiated by CytomX or its collaborative partners. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel Probody Platform technology; four of CytomX’s product candidates under its Probody platform are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties; the possibility that the results of early clinical trials may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; CytomX’s dependence on the success of CX-072, CX-2009, CX-2029 and BMS 986249; CytomX’s reliance on third parties for the manufacture of the company’s product candidates; and possible regulatory developments in the United States and foreign countries.    Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2019. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

YERVOY and OPDIVO are registered trademarks of Bristol-Myers Squibb

PROBODY is a trademark of CytomX Therapeutics

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues	$9,013	$21,338	$38,498	$35,522
Operating expenses:
Research and development	30,835	25,553	67,211	48,011
General and administrative	9,411	9,042	19,085	16,398
Total operating expenses	40,246	34,595	86,296	64,409
Loss from operations	(31,233)	(13,257)	(47,798)	(28,887)
Interest income	2,361	1,540	4,856	2,915
Other income (expense), net	(88)	61	(149)	(79)
Loss before income taxes	(28,960)	(11,656)	(43,091)	(26,051)
Provision for (benefit from) income taxes	—	1,791	(6)	2,889
Net loss	$(28,960)	$(13,447)	$(43,085)	$(28,940)
Net loss per share, basic and diluted	$(0.64)	$(0.35)	$(0.95)	$(0.75)
Shares used to compute net loss per share, basic and diluted	45,340,023	38,961,021	45,231,239	38,805,317
Other comprehensive income (loss):
Changes in unrealized gain (loss) on short-term investments, net of tax	136	50	291	(84)
Impact of adoption of new accounting pronouncement	—	—	11	—
Comprehensive loss	$(28,824)	$(13,397)	$(42,783)	$(29,024)

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30,	December 31,
	2019	2018
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$149,392	$247,577
Short-term investments	199,750	188,550
Accounts receivable	10,004	97
Prepaid expenses and other current assets	7,531	9,251
Total current assets	366,677	445,475
Property and equipment, net	7,238	6,934
Intangible assets, net	1,385	1,458
Goodwill	949	949
Restricted cash	917	917
Operating lease right-of-use	26,743	—
Other assets	1,375	1,375
Total assets	$405,284	$457,108
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,520	$5,132
Accrued liabilities	22,469	26,724
Income tax payable	-	13,339
Deferred revenue, current portion	51,684	52,713
Total current liabilities	78,673	97,908
Deferred revenue, net of current portion	197,826	225,267
Operating lease liabilities - long term	26,321	—
Other long-term liabilities	963	3,050
Total liabilities	303,783	326,225
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized and no shares issued and outstanding at June 30, 2019 and December 31, 2018.	—	—
Common stock, $0.00001 par value; 75,000,000 shares authorized; 45,403,838 and 45,083,209 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	459,367	445,956
Accumulated other comprehensive income (loss)	209	(93)
Accumulated deficit	(358,076)	(314,981)
Total stockholders' equity	101,501	130,883
Total liabilities and stockholders' equity	$405,284	$457,108

__________________

(1)The condensed balance sheet as of December 31, 2018 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

Investors:
Christopher Keenan

VP, Investor Relations and Corporate Communications

ckeenan@cytomx.com

650-383-0823